Exhibit 10.24

CONFIDENTIAL SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release and Waiver of Claims (“Agreement”) is entered into this 14th day of February, 2019 by and between Michael W. Johnson (“Employee”) on the one hand, and Parsons Corporation and its parents, subsidiaries, affiliates, officers, directors, employees and agents on the other hand (collectively the “Company”) (Employee and Company are referred to collectively hereafter as the “Parties”).

The Parties have entered into this Agreement to effect an orderly and mutually satisfactory transition regarding the ending of Employee’s employment with Company. In consideration of the mutual execution of this Agreement, and the covenants, promises and releases herein, the Parties agree as follows:

1.    Separation of Employment. Employee’s last day of employment with Company was February 1, 2019 (the “Separation Date”).

2.    Payments/Benefits.

(a)    Consulting Agreement. In consideration for signing this Agreement and complying with its terms, Company agrees to engage Employee as a Consultant, pursuant to the terms of the Consulting Services Agreement attached hereto as Exhibit A.

(b)    Benefits. The Company acknowledges that Employee will be notified of election of continuation of medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms.

(c)    Incentive Compensation. The Company agrees that it will pay the following as incentive compensation due to the Employee through the Termination Date:

(i)    2018 Management Incentive Plan award will be paid in March 2019 based on actual performance through the end of 2018 totaling $498,000.

(ii)    Long term incentive compensation due to the Employee for the entire performance cycle for the Long Term Growth Plan (2,379 units), Share Value Plan (19,052 units) and Restricted Award Unit Plan (2,379 units) 2016-2018 performance cycles. The value of the units is outlined in the plan documents. Payments are payable in March following the end of each performance cycle based on actual performance.

Employee acknowledges that Employee has no entitlement to the Consulting Service Agreement and Incentive Compensation provided for in Paragraphs 2(a) and 2(c) above, except in return for entering into this Agreement.

(d)    Sole Entitlement. Employee acknowledges and agrees that no other monies or benefits other than (1) those set forth in this Agreement and the Consulting Services Agreement and (2) Parsons Corporation Retirement Savings Plan [401(k)] and Employee Stock Ownership Plan benefits, if any, arc owing to Employee.

(e)    Taxes. Employee has had an opportunity to seek advice from an attorney or tax advisor regarding the tax consequences of the payments and benefits provided for in this paragraph and has not relied on any representations by the Company regarding the tax consequences of such payments and benefits. Employee agrees that Employee is responsible for all applicable taxes, if any, as a result of the receipt of these monies. Employee agrees to indemnify Company and hold Company harmless for all taxes, penalties and interest, withholding or otherwise, for which Company may be found liable as a consequence of having paid monies to Employee pursuant to this Agreement. It is expressly agreed that if Company is required to provide payments for taxes or interest or penalties to any taxing authority, Employee shall reimburse Company for such payments within ten (10) days after Company notifies Employee, in writing, via certified mail, return receipt requested, that it has incurred such liability.

3.    General Release. Employee releases all disputes relating to or arising out of any state, municipal, or federal statute, ordinance, regulation, order, or common law, including, but not limited to, the Uniformed Service Employment and Reemployment Rights Act of 1994, 38 U.S.C. Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. Sections 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Fair Labor Standards Act of 1939, as amended, 29 U.S.C. § 201, et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12100, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the National Labor Relations Act, as amended, 29 U.S.C. § 151, et seq., the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and any action based on contract, quasi-contract, quantum meruit, implied contract, tort, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, defamation, libel, slander, immigration issues, infliction of emotional distress, assault, battery, conspiracy, discrimination on any basis prohibited by statute or public policy, negligence, any interference with business opportunity or with contract, etc.

This release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, arising from or attributable to any alleged act or omission of the Company, their past, present and future officers, directors, partners, agents, servants, lawyers, employees, assigns, insurers, predecessors-in-interest, successors-in-interest, underwriters, and all their parent, affiliated and subsidiary entities occurring prior to the execution of this Release, and that any and all rights granted Employee under Section 1542 of the California Civil Code or any analogous law or regulation affecting any other jurisdiction are hereby waived. Said Section 1542 of the California Civil Code reads in full as follows:

Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The parties intend that the disputes released herein be construed as broadly as possible. Employee does not waive any vested rights under Parsons Employee Stock Ownership Plan or the Parsons Retirement Savings Plan; the Company will meet its obligations, if any, under such plans. This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code, which includes indemnification rights.

Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, or action against any of the Released Parties in any forum or form. Both Parties acknowledge that nothing in this Section 3, or elsewhere in this Agreement, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

4.    Other Contractual Obligations. Nothing in this Agreement effects or extinguishes Employee’s obligations under the Employee Agreement and Acknowledgement of Obligation, executed by Employee on June 28, 2017, including without limitation Employee’s continuing obligation to protect Company’s Confidential Information, including without limitation Confidential Information relating to Project Lightyear and Project Intrepid, from unauthorized disclosure to third parties or appropriate Confidential Information for Employee’s own personal use.

Employee acknowledges that the obligation to maintain the secrecy of Company’s Confidential Information does not prohibit Employee from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the US Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Law Department to make any such reports or disclosures and is not required to notify the Company that such reports or disclosures have been made.

Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

5.    No Admission of Liability or Wrongdoing. Nothing contained in this Agreement shall be construed as an admission of any wrongdoing or liability by either the Employee or the Company.

6.    Non-Disparagement. Employee agrees not to orally or in writing, publicly or privately, make or express any comment, view or opinion critical or disparaging of the Company,

its parents, subsidiaries or affiliates, or of any of their employees or to authorize any agent or representative to make or express such comment, view or opinion; provided, however, that nothing in this Separation Agreement shall prohibit Employee from providing truthful information or testimony in response to any court order, subpoena, litigation, deposition, or government investigation.

7.    Return of Company Property. By signing this Agreement, Employee affirms that he/she has returned any and all property, including without limitation all copies or duplicates thereof, belonging to Company, including but not limited to keys, security cards, equipment, computers, laptops, cell phones, Blackberries, i-Phones, credit cards, records, supplies, customer lists and customer information, trade secrets, and any other Company Confidential Information.

8.    Cooperation. Subject to Employee’s personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Company and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Company.

9.    No Solicitation. Employee will not disrupt, damage, impair or interfere with Company’s business whether by way of interfering with or raiding its employees or otherwise.

10.    Confidentiality. (a)    Employee agrees to hold confidential and not to make public or communicate orally or in writing with any person or entity, directly or indirectly, the terms of this Agreement, the amount of the payment described in paragraph 2 above, or any matters set forth herein except (1) to Employee’s spouse, if any; (2) to individuals (such as accountants or lawyers) who reasonably must be informed of its terms; (3) as may be necessary to enforce this Agreement; (4) as may be compelled by lawful discovery or court order; (5) as may be necessary to accomplish the filing of income tax returns or claims for refund; or (6) as may be agreed to in writing by the Parties. Employee agrees to instruct any such individual provided with information concerning this Agreement, not to make public or to communicate orally or in writing to any person or entity, directly or indirectly, the terms of this Agreement or the amounts of any payments hereunder. Nothing in this Agreement precludes disclosure of factual information related to claims filed in civil courts or administrative agencies involving sexual assault or abuse, sexual harassment, and workplace harassment or discrimination based on sex. Nothing in this Agreement precludes disclosure of factual information related to claims filed in civil courts or administrative agencies involving sexual assault, sexual abuse, sexual harassment, and workplace harassment or discrimination based on sex.

(b)    Employee understands and agrees that any breach of this confidentiality provision will result in irreparable harm to the Company, which may be difficult to quantify or ascertain. Potential damages that could result from a breach of this confidentiality provision include, for example, the filing of unwarranted claims against the Company, attorneys’ fees and costs to defend against those unwarranted claims, and unwarranted payments which may be necessary to reduce litigation costs to defend those unwarranted claims. In the event Employee violates this confidentiality provision, Employee shall pay the Company the amount of $125,000 as liquidated damages.

(c)    The Parties intend that this confidentiality provision be construed as broadly as possible, in a manner consistent with its terms, in order to provide maximum confidentiality. Employee shall consult Company’s counsel regarding any uncertainties Employee may have about whether the information Employee might disclose is confidential information within the meaning of this provision and the Employee Agreement and Acknowledgment of Obligation.

11.    References for Prospective Employers. Employee agrees to direct any potential employers to contact Debra Fiori who will confirm dates of employment and positions Employee held.

12.    No Future Employment With the Company. Employee acknowledges that because of circumstances that are unique to Employee, Released Parties do not have any obligation, contractual or otherwise, to hire, re-hire or re-employ Employee in the future.

13.    No Pending or Future Actions. Except with respect to enforcing rights created or preserved under this Agreement or any vested benefits Employee may have with respect to any benefit plan sponsored by the Company, Employee hereby covenants not to commence suit against Company, or to initiate any action or proceeding against Company or against any person or entity released in this Agreement, or to participate in same, individually or as a member of a class, under any contract, law or regulation, federal, state or local, pertaining in any manner whatsoever to Employee’s employment with Company, including, but not limited to, the ending thereof.

14.    Arbitration. If a dispute arises regarding the meaning or application of this Agreement, an alleged breach, or any alleged misrepresentation, the Parties agree to resolve the dispute through final and binding arbitration by a single arbitrator in Florida in accordance with the American Arbitration Association’s (“AAA”) then existing National Employment Dispute Resolution Rules. The Parties expressly waive any and all rights to a jury trial with respect to any statutory or other claims between them as set forth above. The arbitrator shall be selected by the parties from a list of arbitrators provided by the AAA. The party requesting arbitration shall contact the AAA for a list of five retired or former jurists with substantial professional experience in employment matters. The Company shall pay all costs unique to arbitration that the Employee would not incur if the dispute had been filed in a court. The arbitrator shall issue a written decision, revealing the essential findings and conclusions on which the award is based. Judgment upon any arbitration award may be entered in any state or federal court having jurisdiction thereof. The Parties have the right to move to compel arbitration, to enforce the arbitration award, to vacate the arbitration award, and to oppose such requests in a court of competent jurisdiction. In the event of any arbitration or litigation to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees in addition to any other remedy authorized by law. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator. The parties agree to consider mediation before arbitrating any dispute.

15.    No Transfer or Assignment/Binding on Parties and Representatives. Employee represents and warrants that no other person or entity has or has had any interest in the matters covered by this Agreement, and that Employee has the sole right and exclusive authority to execute this Agreement and receive the sums specified in it; and that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any claims, demands, obligations, or causes of action released herein. This Agreement shall be binding upon Employee, Employee’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

16.    Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the Parties hereto, with the sole exception of the Employee Agreement and Acknowledgment of Obligation, the attached Consulting Services Agreement, and any benefit plan documents, such as 401K, pension, and Employee Stock Ownership Program (collectively “Other Agreements”). There are no agreements, written or oral, express or implied, between the Parties hereto concerning the subject matter hereof, except the provisions set forth in this Agreement and the Other Agreements. This Agreement supersedes all previous understandings, whether written or oral, with the sole exception of the Other Agreements.

17.    Invalid Provisions. The Parties agree not to challenge this Agreement as illegal, invalid, or unenforceable. If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Agreement cannot be performed in accordance with the intent of the Parties in the absence thereof.

18.    Governing Law. This Agreement shall be governed by the substantive law of the State of the Florida.

19.    Attorney Review. Each party has had a full and complete opportunity to review this Agreement, and make suggestions or changes and seek legal advice. Accordingly, each party understands that this Agreement is deemed to have been drafted jointly by the parties and agrees that the common-law principles of construing ambiguities against the drafter shall have no application hereto. It should be construed fairly and not in favor of or against one party as the drafter hereof.

20.    Execution in Counterparts and by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same document. Counterparts may be exchanged by facsimile directed to counsel for the parties. Each counterpart, whether an original signature or a facsimile copy, shall be deemed an original as against any party who signed it.

21.    Amendments/Modifications. This Agreement can be amended, modified, or terminated only by a writing executed by each of the Parties.

22.    Knowing, Voluntary, and Competent Decision to Sign Agreement. Employee states that Employee is in good health and fully competent to manage Employee’s business affairs, Employee has carefully read this Agreement, Employee fully understand its final and binding effect, the only promises made to Employee to sign this Agreement are those stated and contained in this Agreement, and Employee is signing this Agreement knowingly and voluntarily.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE SIGNING THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO LEANNE RODGERS AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO LEANNE RODGERS OR HER DESIGNEE, OR MAILED TO LEANNE RODGERS AT PARSONS, 100 WEST WALNUT STREET, PASADENA, CA 91124 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Confidential Separation Agreement and General Release as of the date(s) set forth below:

Dated: February 14, 2019	/s/ Michael W. Johnson
Michael W. Johnson

PARSONS CORPORATION

Dated: February 14, 2019	/s/ Debra Fiori
Debra Fiori

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT (along with all exhibits and attachment hereto, this “Agreement”), made and entered into this 1st day of February, 2019, (the “Effective Date”) by and between Parsons Corporation, a Delaware corporation, with an address at 100 West Walnut Street, Pasadena, California, (hereinafter “Parsons”), and Michael W. Johnson an individual, with an address at 2250 Mckenzie Court, FL, 33765 (hereinafter “Consultant”):

Section 1

SCOPE OF SERVICES

1.1	Services. Consultant agrees to provide, and Parsons agrees to accept, strategic communications and public relations services (“Services”) including but not limited to the following:

Consultant shall provide transition assistance and support finalizing the relationship development plan and key customer engagements and transitions of executive sponsorship as required.

1.2

Conduct of Services. Consultant shall provide those Services with the level of care and skill ordinarily exercised by members of the Consultant’s profession practicing in the same locality of the project under similar conditions.

1.3

Publicity Releases. All publicity releases or releases of reports, papers, articles, maps, or other documents in any way concerning this Agreement, which the Consultant desires to make for purposes of publication in whole or in part, shall be forwarded to Parsons for review and approval prior to release, which approval may be withheld by Parsons in its sole and absolute discretion.

1.4	Reporting. Parsons and Consultant shall use commercially reasonable efforts to develop appropriate administrative procedures for coordinating with each other.

Section 2

TERM AND TERMINATION

2.1	Term. The term of this Agreement shall commence on the date set forth above and shall end on July 31, 2019. If the parties mutually decide to extend the term of this agreement,

2.2	Termination. This Agreement may be terminated by either party for any reason or no reason upon thirty (30) days written notice.

2.3

Remaining Payments. Within thirty (30) days of termination of this Agreement for any reason, Consultant shall submit to Parsons an itemized invoice for any fees or expenses theretofore accrued under this Agreement.

Section 3

EXPENSES AND PAYMENT

3.1

Monthly Retainer. The consultant shall be paid a monthly retainer of $40,000 for this Agreement. Consultant shall submit a monthly invoice no later than the 15th of the month for the preceding month’s retainer.

3.2

Reimbursement of Expenses. In addition to the foregoing, Parsons shall pay Consultant actual out-of-pocket expenses as reasonably incurred by Consultant in furtherance of performance hereunder. Consultant agrees to provide Parsons with access to such receipts, ledgers, and other records as may be reasonably appropriate for Parsons or its accountants to verify the amount and nature of any such expenses.

Any photocopying, postage, telephone including mobile phone, facsimile transmissions, article reprints, copying, courier/freight charges, travel, meals, mileage and other out-of-pocket expenditures will be billed separately. Travel must be approved in advance by Parsons. Consultant shall be reimbursed for business class if at least one flight of trip exceeds six (6) hours. Consultant may bill Parsons when expenses have been incurred, and these expenses shall be reimbursed to Consultant within thirty (30) days after receipt of Consultant’s invoice.

Section 4

RESPONSIBILITIES OF CONSULTANT FOR TAXES AND OTHER MATTERS

4.1

Taxes. As an independent contractor, Consultant is responsible and shall pay and report all federal, and state taxes applicable to Consultant. Consultant shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of Parsons may be entitled except for any benefits outlines in the executive benefits upon termination attachment.

Section 5

CONFIDENTIALITY

5.1

Restrictions. Consultant acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Parsons to disclose to Consultant Confidential Information (as defined in Section 5.2) of Parsons or its subsidiaries or its clients. Consultant agrees that it shall not disclose, transfer, use, copy, or allow access to any such Confidential Information to/by any third parties, except as authorized by Parsons, or as may be necessary to perform any work pursuant to this Agreement.

5.2

Confidential Information. Each party (the “Receiving Party”) will treat as confidential and properly safeguard any and all information, documents, papers, programs and ideas relating to the other party (the “Disclosing Party”), its operations, finances and products, disclosed to the Receiving Party and designated by the Disclosing Party as confidential or which should be reasonably understood to be confidential (“Confidential Information”). Consultant’s pricing and its media contacts shall be considered Confidential Information. All information provided by the Disclosing Party hereunder shall be considered confidential and proprietary, and shall not be reproduced, transmitted, used or disclosed to a third party without the written consent of the Disclosing Party, except as may be necessary the Receiving Party to fulfill its obligations hereunder; provided that the limitation shall not apply to information or any portion thereof that was within the public domain at the time of its disclosure or was previously known to the Receiving Party, or is required to be produced in response to subpoena, court order or other legal proceeding and the Receiving Party provides immediate notice to the Disclosing Party of such request and provides Disclosing Party an opportunity to seek a protective order of the Confidential Information or otherwise oppose the subpoena or other form of legal process. The requirements of this provision shall survive the termination of this Agreement. Both Parties acknowledge that the other may suffer irreparable harm in the event of a breach of the provisions of this paragraph and, thus, either Party is entitled to seek injunctive relief in the event of a breach of these Confidentiality obligations.

5.3

Exclusions to Confidential Information. For purposes of this Agreement, Confidential Information shall not include, and the obligations set forth in Sections 5.1 and 5.2 shall not apply to, information that:

(a)	is now or subsequently becomes generally available to the public through no fault of Consultant;

(b)	Consultant can demonstrate was rightfully in his possession prior to disclosure to Consultant by Parsons, its subsidiaries, or its clients at any time;

(c)	is independently developed by Consultant without the use of any Confidential Information provided by Parsons, its subsidiaries, or its clients;

(d)

Consultant rightfully obtains from a third party without restriction and without breach of this Agreement and who has the right, without obligation to Parsons, its subsidiaries, or its clients, to transfer or disclose such information;

(e)	is released or approved for release by Parsons without restriction;

(f)	Consultant is required to disclose to any governmental entity or in any legal proceeding to enforce, preserve or defend Consultant’s rights under this Agreement.

To the extent Parsons discloses, or provides for the disclosure of, Confidential Information of a third party or client, that third party shall be a third-party beneficiary with respect to the confidentiality provisions of this Agreement and shall be entitled to enforce such provisions directly against Consultant as the third party’s interests may warrant.

Section 6

RESTRICTIVE COVENANTS

6.1

Non-Soliciation of Customers. During the six (6) month period beginning on the Effective Date, (the “Restricted Period”), Consultant shall not directly or indirectly: (a) solicit or accept business from any customer or partners of Parsons Corporation or its subsidiaries, affiliates or joint ventures (collectively “the Company”) or (b) solict any such customer to discontinue or otherwise modify any part of its business with the Company. These restrictions shall apply only with respect to those customers and partners for whom the Consultant has performed work as a result of his employment or other relationship with the Company, to whom the Consultant was introduced or with whom the Consultant otherwise had contact as a result of his employment or other relationship with the Company, or with respect to whom the Consultant has had access to confidential information that would assist in the Consultant’s solicitation of such customer.

6.2

Non-Competition. During the Restricted Period, Consultant shall not, directly or indirectly, (1) engage in any activity that creates an actual or potential conflict of interest with the enterprise or operations of Parsons or its subsidiaries, affiliates or joint ventures, (2) engage in any business involving products or services that compete with any element of the business (whether as an owner, employee, agent, partner, independent contractor or otherwise), (3) provide any services, whether with or without compensation, to any individual or entity (other than the Company) which relate in any material way to the products or services of such individual or entity that compete with any element of the Company’s business, or (4) invest in or become interested in, as a lender, partner, member, shareholder, principal or otherwise, any entity (other than the Company) whose products or services compete with any element of the Company’s business.

6.3

Non-Solicitation of Employees. Consultant acknowledges and reaffirms his obligations as set forth in the Employee Agreement and Acknowledgement of Obligation executed on June 28, 2017 which continue in full force and effect, as follows:

During the term of my employment and for a period of twenty-four (24) months (except for employees located in Missouri only, for which this period shall be twelve (12) months), following the termination of my employment for any reason, I agree that I will not, either on my own behalf or on behalf of any other person or entity, directly or indirectly, induce, solicit or encourage to leave the employ of PARSONS or any of its subsidiaries or affiliates (or assist any other person or entity in inducing, soliciting or encouraging) any employee of PARSONS or any of its subsidiaries or affiliates, with whom I worked or became aware of during my employment with PARSONS.

Section 7

INTELLECTUAL PROPERTY RIGHTS

7.1

Right to Work Product. Parsons shall have unlimited, unconditional, irrevocable, and fully assignable intellectual property rights and moral rights, which vest upon creation, in all drawings, designs, specifications, notes and other work, regardless of format, electronic or otherwise, developed by the Consultant in the performance of the Services (“Work Product”). Parsons grants the Consultant a license to use and modify the Work Product for purposes of performing the Services. Consultant agrees that copies of all reports, drawings, studies, specifications, survey notes, estimates, maps, computations, test results, and other data including electronic media and data such as programs, simulations, studies, reports, and the like, prepared by or for the Consultant shall be delivered to Parsons upon completion of the work (or upon the earlier termination of this Agreement). Parsons shall have the right to use same without restrictions or limitation and without compensation to the Consultant other than that provided for the hours worked by the Consultant under this Agreement.

7.2

Pre-existing Intellectual Property Rights. Pre-existing Intellectual Property Rights are not affected by this Agreement. However, each Party hereby grants to the other a non-exclusive, royalty-free license to use the other’s Pre-Existing Intellectual Property solely for purposes of (a) obtaining the benefit of the Services (in the case of Parsons) and (b) performing or providing the Services (in the case of the Consultant). For purposes of this clause, “Pre-Existing Intellectual Property Rights” in respect of a Party means intellectual property rights owned by that party which are in existence at the date of this Agreement or come into existence after the date of this Agreement otherwise than in connection with this Agreement or work performed hereunder.

7.3

Third Party IP Rights. If the Consultant provides information or data to Parsons that is subject to rights of a third party, the Consultant warrants that the Consultant has sufficient rights to that information and data such that they can be used for their intended purpose without infringing on any right in the information or data held by such third party and the Consultant hereby transfers the rights held by the Consultant to Parsons.

Section 8

ASSURANCES

8.1

No Conflict. Consultant represents and warrants that Consultant has no obligations to any third party which will in any way limit or restrict Consultant’s ability to perform consulting services to Parsons hereunder, except obligations to render related services to third parties in the ordinary course of Consultant’s business. Consultant agrees that Consultant will not disclose to Parsons, nor make use in the performance of any work hereunder, any trade secrets or other proprietary information of any third party, unless Consultant may do so without Consultant or Parsons incurring any obligation (past or future) to such third party for such work or any future application thereof.

8.2

Project Data. Parsons shall be responsible for: (a) the accuracy and completeness of information concerning Parsons’ organization, products, services, whether provided to Consultant by Parsons or by a third party authorized by Parsons; (b) any directions given by Parsons to the Consultant, whether provided to Consultant by Parsons or by a third party authorized by Parsons; (c) rights, licenses and permissions to use materials furnished to Consultant by Parsons or by a third party on Parsons’ behalf; (d) compliance with all laws and regulations applicable to Parsons’ business (including all securities laws); and (e) the content of any press releases or other public relations, advertising or marketing materials approved in writing by Parsons. The Consultant is responsible for obtaining data and information necessary for the proper and complete execution of the Services, and by executing each Task Order, the Consultant acknowledges that it reviewed all contract documents and project documents relating to that Task Order that were reasonably available (through Parsons or otherwise) and that it has satisfied itself that there are no areas of ambiguity, confusion or conflict with respect to the performance of the Services required by that Task Order.

Section 9

NON-INFRINGEMENT/ INDEMNIFICATION

9.1	Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Florida, with the exception of its conflicts of law provisions.

9.2

Indemnification. Consultant shall be responsible for and shall defend, protect, indemnify and hold harmless Parsons, its affiliated entities, and their employees, offices and agents from and against any and all liabilities, claims, demands, causes of action, penalties, loss, cost, damage and expenses, including reasonable attorney’s fees, expert and consultant’s fees (collectively, “Liability”) asserted by a third party and:

(a)

arising from, connected with, or relating to, the gross negligence or willful misconduct of the Consultant or anyone for whom the Consultant is legally responsible for under the terms of this Agreement (collectively, the “Consultant’s Parties”),

(b)

to the extent caused by the negligent acts or omissions of one or more of the Consultant’s Parties in connection with or related to the Services, a Task Order and/or this Agreement, as long as such act or omission was not due to information provided or omitted by Parsons, or

(c)

arising from, connected with, or otherwise relating to the Consultant’s breach of this Agreement, unless such breach is based upon the professional negligence of the Consultant Parties, in which case, the indemnity obligation in clause (b) above shall apply.

Parsons shall be responsible for and shall defend, protect, indemnify and hold harmless Consultant from any Liability resulting from claims, actions or demands made or brought by any third party against Consultant, including, without limitation, any governmental entity, which arise out of or in connection with (i) information provided to Consultant by Parsons as a result of false information provided to Consultant by Parsons upon which Consultant reasonably relied; (ii) information or materials supplied, provided or approved by or on behalf of Parsons or a third party authorized by Parsons upon which the Consultant reasonably relied; (iii) any issue of safety, product liability or the nature, use or performance of Parsons’s products, services or premiums; (iv) Parsons’s failure to pay any and all amounts owed to third parties or any claims raised by third parties against Consultant related to Authorized Contracts; and (v) the implementation of a strategy or the issuance of a communication in direct contravention of a written recommendation provided to Parsons by the Consultant. Parsons’s indemnity obligations shall include, without limitation, payment to Consultant for any and all personnel time incurred in connection with any such claim, suit, proceeding or subpoena based upon Consultant’s then-current hourly rates. In matters in which Consultant is not a party, Parsons shall pay or reimburse Consultant for all reasonable attorneys’ fees and expenses Consultant incurs in connection with Consultant’s response to subpoenas, depositions, discovery demands, and other inquiries arising from suits, proceedings, legislative or regulatory hearings, investigations, or other civil or criminal proceedings in which Parsons is a party, subject, or target.

9.3

Limitation of Liability. In no event shall either party be liable for special, indirect, incidental, consequential, exemplary or punitive damages, including without limitation, lost profits or business or loss of data, even if such party has been advised of the possibility of or could have foreseen such loss or damages.

In no event shall the Consultant’s aggregate liability under this agreement exceed the proceeds of any insurance policy that responds to the claim, or that would have responded had the Consultant procured the minimum insurance required by this Agreement, or the fees paid by Parsons under this Agreement, whichever is greater.

Section 10

MISCELLANEOUS

10.1	Dispute Resolution. All claims, disputes and matters in question arising out of or relating to this Agreement or any breach thereof (“Disputes”) shall be resolved in the following manner:

(a)

The parties will first attempt to settle the matter through amicable discussions. If no agreement can be reached the parties shall submit to non-binding mediation prior to commencing arbitration or an action in a judicial forum. The cost for a mediator will be shared equally by the parties.

(b)

In the event of a Dispute where the amount in question equals or exceeds the amount of one million dollars (US $1,000,000) either party may bring an action in a court of competent jurisdiction in California. In any such litigation, the parties agree to waive their rights to a jury trial on all issues.

(c)

In the event of a Dispute where the amount in question is less than one million dollars ($1,000,000) the Dispute shall be resolved by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect subject to the following conditions:

(i)	arbitration to be held in Florida.

(ii)	there will be a single arbitrator appointed by the American Arbitration Association from its National Panel in accordance with its normal procedures for selection of arbitrators.

(iii)

the arbitrator will issue a detailed written decision setting forth the legal and factual basis of the decision. If there is more than one issue upon which a party’s claim is based, the decision will separately address each issue.

(iv)	the parties will produce documents as if the arbitration is governed by the Federal Rules of Civil Procedure.

(v)	the agreement to arbitrate does not apply to any claim for contribution or indemnity based upon a claim or action by a person who does not consent to become a party to arbitration with the parties.

(vi)	the award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

(vii)	the parties agree to consolidate any arbitration initiated in accordance with this provision with any arbitration involving either party and arising out of a common question of fact or law.

(d)

Notwithstanding any provision(s) contained in this Agreement or any rule(s) of the American Arbitration Association which may provide or be construed to the contrary, the parties hereto agree that the arbitrator(s) shall have no authority to determine and dispose of any Dispute, or any part(s) thereof, pursuant to a motion for summary adjudication or any other such dispositive motion procedure.

10.2

Independent Contractors. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Parsons and either Consultant or any employee or agent of Consultant.

10.3

Remedies. It is agreed that the unauthorized use or disclosure of any Confidential Information by one party in violation of this Agreement will cause severe and irreparable damage to the other party and/or the other party’s clients. In the event of any violation of this Agreement, each party agrees that the other party and/or the other party’s clients shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and/or permanent injunctive relief, as well as any other relief permitted by applicable law. Each party agrees to waive any requirement that the other party or the other party’s clients post bond as a condition for obtaining any such relief.

Each party shall notify the other party immediately, and cooperate with the other party at the other party’s reasonable request, upon such discovery of any loss or compromise of the other party’s Confidential Information.

10.4	Minimum Insurance Coverage.

Consultant shall procure and maintain the following insurance as set forth below:

10.5

Notices. All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered either by (a) personal delivery, (b) a nationally-recognized, next day courier service, (c) first class registered or certified mail, postage prepaid, (d) by facsimile, or (e) by electronic mail. Notices shall be deemed to have been given (i) when delivered personally, (ii) the next Business Day, if sent by a nationally recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) three (3)

Business days after deposit in the United States mail, certified, and with proper postage prepaid, (iv) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day); provided, however, that notice by facsimile transmission shall be deemed delivered only if delivery is confirmed electronically, and notice by e-mail shall only be deemed delivered only if the recipient acknowledges receipt (with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section).

10.6

Entire Agreement. This Agreement, including all attachments and documents incorporated herein and made applicable by reference, constitutes the entire agreement of the parties hereto and supersedes all prior agreements, representations, understandings, and communications with the sole exception of the Confidential Separation Agreement And Release Of All Claims dated                     , the Employee Agreement and Acknowledgment of Obligation dated June 28, 2017 and any benefit plan documents, such as 401K, pension, and Employee Stock Ownership Program (collectively “Other Agreements”). This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

10.7	Survival. The provisions of this Section will survive this Agreement.

10.8

No Waiver. The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy.

10.9

Contra Proferentem. Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party, including without limitation the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.

10.10

Invalidity of Agreement. In the event that any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and such term or provision shall be deemed stricken to the extent necessary for compliance with applicable law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first written above.

Parsons Corporation		Consultant

By:	/s/ Debra Fiori	By:	/s/ Michael W. Johnson

Name: Debra Fiori		Name: Michael W. Johnson

Title:		Title:

Date: February 12, 2019		Date: February 12, 2019

Address for Correspondence: 100 West Walnut Street Pasadena, CA 91124		Address for Correspondence: 2250 McKenzie Court Clearwater, FL 33768